UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 7, 2017

Castle Brands Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-32849	41-2103550
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

122 East 42nd Street, Suite 5000, New York, New York		10168
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(646) 356-0200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2017, Castle Brands Inc. (the "Company") entered into new employment agreements (the "Employment Agreements") with each of John Glover, the Company's Executive Vice President and Chief Operating Officer, T. Kelley Spillane, the Company's Senior Vice President — Global Sales, Alfred J. Small, the Company's Senior Vice President, Chief Financial Officer, Treasurer and Secretary, and Alejandra Peña, the Company's Senior Vice President — Marketing (collectively, the "Executives"). The Employment Agreements, effective as of April 1, 2017, supersede the existing employment agreements between the Company and each of the Executives.

The term of each of the Employment Agreements ends on March 30, 2020, at which time the Employment Agreements will automatically renew for successive one-year terms, unless either party gives written notice of such party’s intention not to renew no later than sixty (60) days prior to the end of each such term.

Pursuant to the Employment Agreements, Messrs. Glover, Spillane and Small and Ms. Peña are entitled to base salaries of $333,117, $320,481, $286,867 and $210,058 per year, respectively, subject to increases in the sole discretion of the Company's compensation committee on the basis of periodic reviews. In addition, Messrs. Glover, Spillane and Small are eligible to receive an annual performance bonus equal to up to 60% of such Executive's base salary in effect on March 31 of such fiscal year. Ms. Peña is eligible to receive an annual performance bonus equal to up to 30% of her base salary in effect on March 31 of such fiscal year.

If an Employment Agreement (i) is terminated by the Company without "Cause" (as defined in the Employment Agreements), (ii) is not renewed by the Company following the term or (iii) is terminated by an Executive for "Good Reason" (as defined in the Employment Agreements), the Executive will be entitled to a severance period (24 months in the case of Messrs. Glover, Spillane and Small and 12 months in the case of Ms. Peña (such period, the "Severance Period")), during which the Executive will continue to be paid his or her base salary, bonuses and benefits, in addition to having all stock awards that would have vested during the severance period immediately vest upon termination.

If terminated by the Company for "Cause" or by the Executive without "Good Reason," the Executive will be entitled only to any salary owed to the Executive through the date of termination.

If an Employment Agreement is terminated as a result of the death or disability of an Executive, the Executive will be entitled to any salary owed to the Executive through the date of termination, bonus for the year in which the termination occurred, and base salary for the duration of the Severance Period. Further, all stock options and restricted stock awards held by the Executive shall fully vest.

If an Employment Agreement is terminated within two years after any "Change of Control" (as defined in the Employment Agreements), either by the Executive for "Good Reason" or by the Company or its successor without "Cause," the Executive shall be paid a lump sum payment equal to two times such Executive's base salary and bonus (in the case of Messrs. Glover, Spillane and Small) or one time such Executive's base salary and bonus (in the case of Ms. Peña). The Executive will also be entitled to participate in all benefit plans during such Executive's Severance Period.

The Employment Agreements contain provisions for the protection of the Company's intellectual property and confidentiality and non-competition restrictions for the Executives (generally imposing restrictions during employment and during an 18-month period (in the case of Messrs. Glover, Spillane and Small) or 12-month period (in the case of Ms. Peña) following the termination of the Employment Agreement on (i) soliciting employees to terminate their employment, (ii) soliciting business from the Company's customers or (iii) ownership of, or employment or consultation with, competing companies.

The description of the foregoing Employment Agreements is qualified in its entirety by reference to the complete text of such documents, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this current report on Form 8-K and which are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The information set forth in Item 1.01 to this current report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement, dated as of April 7, 2017, by and between Castle Brands Inc. and John Glover.

10.2 Employment Agreement, dated as of April 7, 2017, by and between Castle Brands Inc. and T. Kelley Spillane.

10.3 Employment Agreement, dated as of April 7, 2017, by and between Castle Brands Inc. and Alfred J. Small.

10.4 Employment Agreement, dated as of April 7, 2017, by and between Castle Brands Inc. and Alejandra Peña.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Castle Brands Inc.

April 7, 2017	By:	/s/ Alfred J. Small

Name: Alfred J. Small
Title: SVP, CFO, Treasurer & Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated as of April 7, 2017, by and between Castle Brands Inc. and John Glover.
10.2	Employment Agreement, dated as of April 7, 2017, by and between Castle Brands Inc. and T. Kelley Spillane.
10.3	Employment Agreement, dated as of April 7, 2017, by and between Castle Brands Inc. and Alfred J. Small.
10.4	Employment Agreement, dated as of April 7, 2017, by and between Castle Brands Inc. and Alejandra Peña.